Exhibit 5.3

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Telephone: +852 3761 3300

Facsimile: +852 3761 3301

www.kirkland.com

September 11, 2023

MoneyHero Limited

70 Shenton Way

#18-15, EON Shenton

S079118, Singapore

Ladies and Gentlemen:

We are acting as special United States counsel to MoneyHero Limited, a Cayman Islands exempted company (“PubCo”), in connection with the registration statement on Form F-4, originally filed with the Securities and Exchange Commission (the “Commission”) on September 11, 2023, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to the Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Bridgetown Holdings Limited, a Cayman Islands exempted company limited by shares (“Bridgetown”), PubCo, Gemini Merger Sub 1 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), Gemini Merger Sub 2 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2”), and CompareAsia Group Capital Limited, a Cayman Islands exempted company limited by shares ( “CGCL”). The Business Combination Agreement provides for, among other things, the following transactions: (i) Bridgetown will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving entity and remaining a wholly-owned subsidiary of PubCo (the “Initial Merger”); and (ii) following the Initial Merger, Merger Sub 2 will merge with and into CGCL, with CGCL being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Acquisition Merger”).

Concurrently with the execution of the Business Combination Agreement, Bridgetown, PubCo and Continental Stock Transfer & Trust Company (“Continental”) entered into an amendment (the “Assignment, Assumption and Amendment Agreement”) to that certain warrant agreement, dated October 15, 2020, by and between Bridgetown and Continental (the “Existing Warrant Agreement”), to be effective upon the closing of the Initial Merger, pursuant to which, among other things, Bridgetown agreed to assign all of its rights, interests and obligations in and under the Existing Warrant Agreement to PubCo. Each warrant to purchase one class A ordinary share, par value $0.0001 per share, of Bridgetown issued and outstanding immediately prior to the effective time of the Initial Merger will be converted into a warrant of PubCo to purchase one Class A ordinary share of PubCo, par value $0.0001 per share (“PubCo Class A Ordinary Share”), as determined in accordance with the Business Combination Agreement and pursuant to the Assignment, Assumption and Amendment Agreement (“PubCo SPAC Warrant”).

PARTNERS: Pierre-Luc Arsenault3 | Joseph R. Casey9 | Manas Chandrashekar5 | Lai Yi Chau | Michelle Cheh6 | Yik Chin Choi | Maurice Conway5 | Justin M. Dolling5 | David Patrick Eich1,4,5 | Yuan Yue Jennifer Feng5 | Liu Gan2 | Paul Guan3 | Brian Y.T. Ho | Karen K.Y. Ho | Ka Chun Hui | Damian C. Jacobs5 | Guang Li3 | Wei Yang Lim5 | Mengyu Lu3 | Neil E.M. McDonald | Kelly Naphtali | Amy Y.M. Ngan7 | Nicholas A. Norris5 | Paul S. Quinn | Louis A. Rabinowitz3 | Fergus A. Saurin5 | Jesse D. Sheley# | Yusang Shen | Peng Yu3 | Jacqueline B.N. Zheng3,5 | Yu Zheng3

REGISTERED FOREIGN LAWYERS: Gautam Agarwal5 | Ju Huang3 | Ding Jin3 | Ming Kong3 | Cori A. Lable2 | Nicholas Tianchia Liew5 | Min Lu3 | Bo Peng8 | Shinong Wang3 | Jodi K. Wu9 | David Zhang3 | Xiang Zhou3 | Ling Zhu3

ADMITTED IN: 1 State of Illinois (U.S.A.); 2 Commonwealth of Massachusetts (U.S.A.); 3 State of New York (U.S.A.); 4 State of Wisconsin (U.S.A.); 5 England and Wales; 6 Victoria (Australia); 7 New South Wales (Australia); 8 State of Georgia (U.S.A.); 9 State of California (U.S.A.); # non-resident

Austin  Bay Area  Beijing  Boston  Brussels  Chicago  Dallas  Houston   London  Los Angeles  Miami  Munich  New York  Paris  Salt Lake City  Shanghai  Washington, D.C.

MoneyHero Limited

September 11, 2023

In addition, concurrently with the execution of the Business Combination Agreement, CGCL, PubCo and Bridgetown entered into a supplemental deed in relation to that certain warrant instrument of CGCL, dated October 14, 2022, relating to warrants to subscribe for Class A ordinary shares of CGCL (the “CGCL Class A Warrant Supplemental Deed”), pursuant to which, among other things, each warrant to purchase Class A ordinary shares of CGCL that is outstanding immediately prior to the effective time of the Acquisition Merger will automatically be cancelled and converted into the right to receive a number of Class A warrants of PubCo to purchase PubCo Class A Ordinary Shares (“PubCo Class A Warrants”), as determined in accordance with the CGCL Class A Warrant Supplemental Deed and a PubCo Class A Warrant Instrument to be executed by PubCo at the effective time of the Acquisition Merger (the “PubCo Class A Warrant Instrument”). Upon issuance of the PubCo Class A Warrants pursuant to the CGCL Class A Warrant Supplemental Deed and the PubCo Class A Warrant Instrument, the CGCL Class A Warrants and the Class A Warrant Supplemental Deed will be cancelled, terminated and be of no further force or effect. At the effective time of the Acquisition Merger, PubCo will also enter into a PubCo Class A warrant agreement with Continental, as the warrant agent, with the terms of the PubCo Class A Warrant Instrument incorporated (the “PubCo Class A Warrant Agreement”).

In connection with the preparation of this opinion, we have, among other things, read:

(i)	the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement;

(ii)	the Existing Warrant Agreement, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Bridgetown on October 20, 2020;

(iii)	the Assignment, Assumption and Amendment Agreement, filed as Exhibit 10.4 to the Registration Statement;

(iv)	the CGCL Class A Warrant Supplemental Deed, filed as Exhibit 10.5 to the Registration Statement;

(v)	the Form of the PubCo Class A Warrant Instrument, filed as Exhibit 10.7 to the Registration Statement;

(vi)	the Form of the PubCo Class A Warrant Agreement, filed as Exhibit 10.19 to the Registration Statement; and

(vii)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinion set forth herein.

MoneyHero Limited

September 11, 2023

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity of all natural persons; (ii) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered; (iii) the authority of such persons signing on behalf of the parties thereto, except we make no such assumption under the laws of the State of New York with respect to PubCo; and (iv) the due authorization, execution and delivery of all documents by the parties thereto, except we make no such assumption under the laws of the State of New York with respect to PubCo. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of PubCo and others as to factual matters.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that (i) when the PubCo SPAC Warrants are delivered in accordance with the Assignment, Assumption and Amendment Agreement, the PubCo SPAC Warrants will constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms under the laws of the State of New York; and (ii) when the PubCo Class A Warrants are delivered in accordance with the PubCo Class A Warrant Agreement, the PubCo Class A Warrants will constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms under the laws of the State of New York.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the PubCo SPAC Warrants or the PubCo Class A Warrants covered by the Registration Statement.

MoneyHero Limited

September 11, 2023

For purposes of rendering our opinion expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the terms of the Assignment, Assumption and Amendment Agreement and the PubCo Class A Warrant Agreement are consistent with the description of the terms of such agreements set forth in the Registration Statement; and (iii) at the time of the issuance, sale and delivery of each PubCo SPAC Warrant and PubCo Class A Warrant, (x) the authorization of such PubCo SPAC Warrant and PubCo Class A Warrant by PubCo will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such PubCo SPAC Warrant and PubCo Class A Warrant; and (y) the issuance, sale and delivery of such PubCo SPAC Warrant and PubCo Class A Warrant, the terms of such PubCo SPAC Warrant and PubCo Class A Warrant, and compliance by PubCo with the terms of such PubCo SPAC Warrant and PubCo Class A Warrant will not violate any applicable law, any agreement or instrument then binding upon PubCo (including, but not limited to, the Assignment, Assumption and Amendment Agreement and the Pubco Class A Warrant Agreement) or any restriction imposed by any court or governmental body having jurisdiction over PubCo.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise. This opinion is rendered solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis